ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

ANNOUNCES THE SCHEDULE FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

 AND THE APPOINTMENT OF BRADLEY J. SACKS TO THE BOARD OF DIRECTORS

Addison, Texas, July 28, 2015; ULURU Inc. (OTCQB: ULUR) announced today the schedule for the 2015 Annual Meeting of Stockholders and the appointment of Bradley J. Sacks to the Company’s Board of Directors.

The Company’s Board of Directors has determined that the 2015 Annual Meeting of the Stockholders will be held on Friday, September 25, 2015 at 10:00 a.m., Central Daylight Time at the offices of ULURU Inc., 4452 Beltway Drive, Addison, TX 75001.

In accordance with the provisions of the Company’s bylaws, the Board of Directors has fixed the close of business on July 31, 2015, as the record date for the determination of the holders of the shares of our Common Stock entitled to notice of, and to vote at, the 2015 Annual Meeting of Stockholders, and at any adjournment or postponement.

In response to the nomination of two directors by a major stockholder, the Company’s Board of Directors has agreed to expand the Board of Directors from four to five members immediately and to six directors at the 2015 Annual Meeting of Stockholders. The Board appointed Bradley J. Sacks to fill the initial vacancy on the Company’s Board of Directors. Mr. Sacks is an investor and advisor, and has been since 2009 the managing member of Centric Capital Ventures LLC, a private investment entity. Centric Capital has a 50% ownership position in a company that has licensed the rights to Altrazeal® for distribution in South Africa. From 2006 to 2009, Bradley J. Sacks was the Managing Director, Global Head of Technology, Media and Telecom M&A, of Bank of America Securities.

In addition, the Board of Directors will be recommending the appointment of Robert F. Goldrich to fill the sixth seat on the board at the 2015 Annual Meeting of Stockholders.  Mr. Goldrich has extensive experience in global financial markets having worked for Credit Suisse and Morgan Stanley & Co.

As part of the agreement, the nominating stockholder and Michael I. Sacks agreed to terminate the joint voting provisions of a stockholders’ agreement between them and IPMD GmbH, the largest stockholder of the Company.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by us with the Securities and Exchange Commission.